Exhibit 2.1

THIS FOURTH AMENDMENT dated as of November 19, 2024 (this “Amendment”), to that certain Amended and Restated Agreement and Plan of Merger dated as of July 12, 2024 (as amended hereby, the “Restated Merger Agreement”), which amended and restated in its entirety that certain Agreement and Plan of Merger dated December 11, 2023, is entered into by and among Aditxt, Inc., a Delaware corporation (“Parent”), Adifem, Inc., a Delaware corporation (“Merger Sub”) and Evofem Biosciences, Inc., a Delaware corporation (the “Company”, and, together with Parent and Merger Sub, the “Parties” and each, a “Party”), as amended by that certain First Amendment to the Restated Merger Agreement by and among the Parties dated as of August 16, 2024, that certain Second Amendment to the Restated Merger Agreement by and among the Parties dated as of September 6, 2024 and that certain Third Amendment to the Restated Merger Agreement by and among the Parties dated as of October 2, 2024 (the Restated Merger Agreement, as amended thereby and by this Amendment, the “Merger Agreement”). All defined terms used herein that are not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Parent, Merger Sub and Parent mutually desire to amend the Merger Agreement as provided below.

NOW, THEREFORE, in further consideration of the promises contained herein and the mutual obligations of the Parties, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1. Amendment.

Section 2.1. Change to Section 8.1(b)(ii) of the Merger Agreement. Section 8.1(b)(ii) of the Merger Agreement is hereby amended by changing the date “November 29, 2024” to “January 31, 2025.”

Article 2. Miscellaneous.

Section 2.1 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 2.2 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Merger Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Merger Agreement are ratified and confirmed and shall continue in full force and effect. The Parties agree that the Merger Agreement shall continue to be legal, valid, binding and enforceable in accordance with its terms.

Section 2.3 Entire Agreement. This Amendment, the Merger Agreement and such other agreements, documents and instruments referred to in Section 9.6(b) of the Merger Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 2.4 Miscellaneous. The terms and provisions of Article IX of the Merger Agreement (other than Section 9.6(b), which Section 2.3 of this Amendment above replaces for purposes of this Amendment) are incorporated herein by reference as if set forth herein and shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

Aditxt, Inc.

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

Adifem, Inc.

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

Evofem Biosciences, Inc.

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Title:	CEO

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